Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports First Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – May 5, 2006 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported first quarter net earnings of $388,000, or $0.23 per diluted share, up 13.45% when compared with net earnings of $342,000, or $0.20 per diluted share, in the first quarter of 2005.

Chief Executive Officer, Paul C. Hudson stated, “The increase in first quarter net earnings reflects progress in controlling margin compression and success in slowing loan prepayments and building retail loan production.” Hudson noted, “The challenge going forward remains our ability to continue to increase retail loan production and grow core deposits. Thus to facilitate profitable growth, we are focused on improving marketing and sales execution.”

First Quarter Results:

•	The net interest rate spread increased 6 basis points to 3.22% in the first quarter of 2006 from 3.16% in the first quarter of 2005, reflecting an improvement from the 27 basis points decline comparing fourth quarter 2005 to fourth quarter 2004;

•	Net interest income before provision for loan losses of $2.3 million in the first quarter of 2006 was up $86,000 from the first quarter of 2005 reflecting a higher level of average interest-earning assets and improved net interest margin;

•	Non-interest income in the first quarter of 2006 was down $56,000 from the first quarter of 2005, primarily reflecting lower loan prepayment fees partially offset by higher deposit related fees in the 2006 period;

•	Non-interest expense in the first quarter of 2006 was down $36,000 from the first quarter of 2005, primarily reflecting lower professional services expense offset by higher occupancy expense.

Net Interest Income

Net interest income before provision for loan losses of $2.3 million in the first quarter of 2006 was up $86,000, or 3.81%, from the first quarter a year ago. The increase reflected a higher level of average interest-earning assets and improved net interest margin. Interest-earning assets averaged $280.1 million in the current quarter, up 0.95% from the same period a year ago. Net interest margin improved 9 basis points to 3.34% in the current quarter from 3.25% a year ago. The net interest rate spread improved 6 basis points to 3.22% in the current quarter from 3.16% a year ago. The increase in the net interest rate spread was primarily due to the increase in the overall yield of our loan portfolio resulting from new and renewing loans priced at higher rates because of increases in interest rates. The increase in the overall yield was partially offset by the increase in interest rates paid on deposits and borrowings. The market for deposits remained competitive throughout the first quarter resulting in higher rates paid for interest-bearing deposits. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) at March 31, 2006 was 3.85% compared to 3.65% at March 31, 2005, an increase of 20 basis points.

Provision for Loan Losses

No addition to the allowance for loan losses was made during the first quarter of 2006 compared to $10,000 of provision a year ago. The allowance for loan losses was $1.5 million, or 0.64% of total gross loans receivable, at March 31, 2006 and December 31, 2005.

Non-Interest Income

Non-interest income totaled $302,000 in the first quarter of 2006, down $56,000, or 15.64%, from the first quarter a year ago. The decrease is primarily due to lower loan prepayment fees partially offset by higher deposit related fees in the first quarter of 2006 compared to same quarter in 2005. Loan prepayment fees totaled $37,000 in the first quarter of 2006 compared to $113,000 a year ago, a decrease of $76,000. Partially offsetting this decrease was higher deposit related fees, which totaled $190,000 in the first quarter of 2006 compared to $157,000 a year ago, an increase of $33,000. The overdraft program, which was implemented during the second quarter of 2005, contributed $29,000 to the increase in deposit related fees.

Non-Interest Expense

Non-interest expense totaled $2.0 million in the first quarter of 2006, down $36,000, or 1.77%, from the first quarter a year ago, primarily due to lower professional services expense partially offset by higher occupancy expense. Professional services expense decreased $62,000, primarily reflecting lower fees for professional services as a result of the deferral of certain Sarbanes-Oxley compliance requirements for small businesses. Partially offsetting this decrease was a $17,000 increase in occupancy expense resulting from office repairs and maintenance work.

Assets, Loan Originations and Deposits

At March 31, 2006, assets totaled $285.5 million, down $6.8 million, or 2.32%, from year-end 2005. Net loans receivable decreased $1.2 million, or 0.51%, from year-end 2005. Loan originations were $9.3 million for the quarter ended March 31, 2006 compared to $6.6 million for the same period in 2005. Loan purchases totaled $4.9 million for the quarter ended March 31, 2006 compared to $10.3 million for the same period in 2005. Loan repayments amounted to $15.1 million for the quarter ended March 31, 2006 compared to $17.9 million for the same period in 2005.

Deposits totaled $207.6 million at March 31, 2006, down $1.9 million, or 0.91%, from year-end 2005. During the first quarter of 2006, core deposits (NOW, demand, money market and passbook accounts) decreased $1.5 million, while certificates of deposit decreased $0.4 million. At March 31, 2006, core deposits represented 48.16% of total deposits compared to 48.45% at December 31, 2005 and 49.15% at March 31, 2005.

Since the end of 2005, FHLB borrowings decreased $4.7 million, or 8.36%, to $51.8 million at March 31, 2006, as a result of lower loan growth financing needs.

Asset Quality and Performance Ratios

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, totaled $35,000, or 0.01% of total assets, at March 31, 2006, unchanged from year-end 2005.

For the quarter ended March 31, 2006, the Company’s annualized return on average equity increased to 9.13% compared to 8.94% for the same period in 2005. This was primarily attributable to the increase in net earnings in 2006. The annualized return on average assets also increased to 0.54% for the quarter ended March 31, 2006 compared to 0.48% for the same period in 2005. The efficiency ratio improved to 75.57% in first quarter 2006 compared to 77.81% in first quarter 2005, reflecting lower non-interest expenses compared to revenues for the first quarter of 2006 as compared to the same period in 2005.

At March 31, 2006, the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Cash	$4,981	$5,386
Federal funds sold	1,500	4,400

Cash and cash equivalents	6,481	9,786
Securities held to maturity	42,860	45,369
Loans receivable, net of allowance of $1,460 and $1,455	225,382	226,542
Accrued interest receivable	1,254	1,241
Federal Home Loan Bank (FHLB) stock, at cost	3,193	3,332
Office properties and equipment, net	5,415	5,459
Other assets	921	565

Total assets	$285,506	$292,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$207,565	$209,464
Federal Home Loan Bank advances	51,789	56,513
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	129	559
Deferred income taxes	1,229	1,229
Other liabilities	1,536	1,752

Total liabilities	268,248	275,517

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A and 100,000 shares of Series B at March 31, 2006 and December 31, 2005	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 1,868,942 shares at March 31, 2006 and December 31, 2005; outstanding 1,554,971 shares at March 31, 2006 and 1,554,610 shares at December 31, 2005	19	19
Additional paid-in capital	10,314	10,296
Retained earnings-substantially restricted	11,300	10,842
Treasury stock-at cost, 313,971 shares at March 31, 2006 and 314,332 shares at December 31, 2005	(4,377)	(4,382)

Total stockholders’ equity	17,258	16,777

Total liabilities and stockholders’ equity	$285,506	$292,294

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31,
	2006	2005
Interest on loans receivable	$3,516	$3,358
Interest on mortgage-backed securities	466	243
Interest on investment securities	18	35
Other interest income	94	103

Total interest income	4,094	3,739

Interest on deposits	1,189	1,012
Interest on borrowings	563	471

Total interest expense	1,752	1,483

Net interest income before provision for loan losses	2,342	2,256
Provision for loan losses	—	10

Net interest income after provision for loan losses	2,342	2,246

Non-interest income:
Service charges	268	310
Gain on sale of securities	12	15
Other	22	33

Total non-interest income	302	358

Non-interest expense:
Compensation and benefits	1,214	1,212
Occupancy expense, net	310	293
Information services	151	152
Professional services	79	141
Office services and supplies	104	96
Other	140	140

Total non-interest expense	1,998	2,034

Earnings before income taxes	646	570
Income taxes	258	228

Net earnings	$388	$342

Other comprehensive income, net of tax:
Unrealized gain (loss) on securities available for sale	$—	$(8)
Reclassification of realized net loss included in net earnings	—	20
Income tax effect	—	(5)

Other comprehensive income, net of tax	—	7

Comprehensive earnings	$388	$349

Net earnings	$388	$342
Dividends paid on preferred stock	(20)	(19)

Earnings available to common shareholders	$368	$323

Earnings per share-basic	$0.24	$0.21
Earnings per share-diluted	$0.23	$0.20
Dividends declared per share-common stock	$0.05	$0.04
Basic weighted average shares outstanding	1,554,642	1,513,189
Diluted weighted average shares outstanding	1,611,038	1,590,725

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of March 31,
	2006	2005
Regulatory Capital Ratios:
Tangible capital	7.80%	6.70%
Core capital	7.80%	6.70%
Total Risk-Based capital	12.67%	11.15%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans	0.02%	0.05%
Non-performing assets as a percentage of total assets	0.01%	0.04%
Allowance for loan losses as a percentage of total gross loans	0.64%	0.61%
Allowance for loan losses as a percentage of non-performing loans	4,171.43%	1,265.49%
Allowance for losses as a percentage of non-performing assets	4,171.43%	1,265.49%
Non-performing assets:
Non-accrual loans	$35	$113

Total non-performing assets	$35	$113

	Three Months ended March 31,
	2006		2005
Performance Ratios:
Return on average assets	0.54	%(A)	0.48	%(A)
Return on average equity	9.13	%(A)	8.94	%(A)
Average equity to average assets	5.91%		5.35%
Non-interest expense to average assets	2.78	%(A)	2.85	%(A)
Efficiency ratio (1)	75.57%		77.81%
Net interest rate spread (2)	3.22	%(A)	3.16	%(A)
Net interest rate margin (3)	3.34	%(A)	3.25	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended March 31,
	2006	2005
Total assets	$285,506	$297,769
Total gross loans, including loans held for sale	$225,382	$233,721
Total equity	$17,258	$15,380
Average assets	$287,898	$285,946
Average loans	$226,988	$233,760
Average equity	$17,002	$15,299
Average interest-earning assets	$280,110	$277,474
Average interest-bearing liabilities	$266,711	$266,396
Net income	$388	$342
Total income	$2,644	$2,614
Non-interest expense	$1,998	$2,034
Efficiency ratio	75.57%	77.81%
Non-accrual loans	$35	$113
REO, net	$—	$—
ALLL	$1,460	$1,430
REO-Allowance	$—	$—
Interest income	$4,094	$3,739
Interest expense	$1,752	$1,483
Net interest income	$2,342	$2,256